Exhibit 10.54

FIRST AMENDED AND RESTATED

TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING

THROUGHPUT AGREEMENT

(CHEYENNE)

This First Amended and Restated Tankage, Loading Rack and Crude Oil Receiving Throughput Agreement (this “Agreement”) is dated as of January 11, 2012 to be effective as of the Effective Time (as defined below), by and between Frontier Refining LLC, a Delaware limited liability company (“Frontier Cheyenne”), and Cheyenne Logistics LLC, a Delaware limited liability company (“Cheyenne Logistics”). Each of Frontier Cheyenne and Cheyenne Logistics are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, pursuant to that certain LLC Interest Purchase Agreement dated effective as of November 1, 2011 (the “Purchase Agreement”) by and among HollyFrontier Corporation, a Delaware corporation (“HollyFrontier”), Frontier El Dorado Refining LLC, a Delaware limited liability company, Frontier Cheyenne, Holly Energy Partners – Operating, L.P., a Delaware limited partnership (“Purchaser”), and Holly Energy Partners, L.P., a Delaware limited partnership, Purchaser acquired all of the limited liability company interests in Cheyenne Logistics and became the sole member thereof (the “Sale”);

WHEREAS, prior to the Sale, Cheyenne Logistics acquired certain crude oil receiving, storage tank and loading rack assets located at Frontier Cheyenne’s refinery in Cheyenne, Wyoming (the “Refinery”);

WHEREAS, in connection with the closing of the transactions contemplated under the Purchase Agreement, Frontier Cheyenne and Cheyenne Logistics entered into that certain Tankage, Loading Rack and Crude Oil Receiving Throughput Agreement dated as of November 9, 2011 to be effective as of the Effective Time (the “Original Cheyenne Throughput Agreement”); and

WHEREAS, Frontier Cheyenne and Cheyenne Logistics desire to amend the Original Cheyenne Throughput Agreement to clarify the application of the Loading Rack Tariff as provided herein.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:

Section 1. Definitions

Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.

“Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, no HollyFrontier Entity will be considered an Affiliate of an HEP Entity, and no HEP Entity will be considered an Affiliate of a HollyFrontier Entity.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Frontier Cheyenne, on the one hand, and Cheyenne Logistics, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

“Assumed OPEX” means the amount set forth on Schedule IV attached hereto.

“bpd” means barrels per day.

“Cheyenne Assets” has the meaning given to such term in the Purchase Agreement.

“Cheyenne Logistics” has the meaning set forth in the preamble to this Agreement.

“Cheyenne Logistics Payment Obligations” has the meaning set forth in Section 15(a).

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claimant” has the meaning set forth in Section 13(e).

“Closing Date” has the meaning for such term in the Purchase Agreement.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1, or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids or Refined Products.

“Crude Oil Receiving Assets” means the pipelines set forth on Exhibit B attached hereto.

“Crude Oil Receiving Base Tariff” means the amount set forth under such term on Schedule I attached hereto.

“Crude Oil Receiving Incentive Tariff” means the amount set forth under such term on Schedule I attached hereto.

“Crude Oil Receiving Incentive Tariff Threshold” means 50,600 pbd of Crude Oil, in the aggregate, on average for each month.

“Deficiency Notice” has the meaning set forth in Section 9(a).

“Deficiency Payment” has the meaning set forth in Section 9(a).

“Disputed Deficiency Notice” has the meaning set forth in Section 9(a).

“Disputed Deficiency Payment” has the meaning set forth in Section 9(a).

“DRA” has the meaning set forth in Section 2(f).

“Effective Time” means 12:01 a.m., Dallas, Texas time, on November 1, 2011.

“Environmental Law” shall have the meaning given such term in the Omnibus Agreement.

“Environmental Permits” has the meaning set forth in Section 2(q).

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

prevent or overcome. Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.

“Force Majeure Notice” has the meaning set forth in Section 4(c).

“Frontier Cheyenne” has the meaning set forth in the preamble to this Agreement.

“Frontier Cheyenne Payment Obligations” has the meaning set forth in Section 14(a).

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“HEP Entities” means Holly Logistic Services, L.L.C., HEP Logistics Holdings, L.P. and the Partnership and its direct and indirect subsidiaries.

“HollyFrontier” has the meaning set forth in the recitals.

“HollyFrontier Entities” means HollyFrontier and its direct and indirect subsidiaries other than the HEP Entities.

“Heavy Products” means fuel oil, asphalt, coker feed, vacuum tower bottoms, atmospheric tower bottoms, pitch, or roofing flux.

“Intermediate Products” means non-finished intermediate products, including, but not limited to, high sulfur diesel fuel for DHT feed, jet fuel, naphtha for reformer feed, gas oil or LEF for FCC feed, reformate, light straight run, hydrogen, fuel gas, and sour fuel gas.

“Loading Rack” means the refined products truck loading rack and the two (2) propane loading spots located at the Refinery and more specifically described in Exhibit A attached hereto.

“Loading Rack Tariff” means the amount set forth on Schedule III attached hereto.

“LPG Products” means propane, refinery grade propylene, normal butane, and isobutane.

“Minimum Crude Oil Receiving Facility Revenue Commitment” has the meaning set forth in Section 2(a)(i).

“Minimum Crude Receiving Throughput” means 46,000 bpd of Crude Oil received by pipeline, truck and rail in the aggregate, on average for each Contract Quarter.

“Minimum Loading Rack Revenue Commitment” has the meaning set forth in Section 2(c)(i).

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

“Minimum Loading Rack Throughput” means 41,000 bpd of Products, in the aggregate, on average for each Contract Quarter.

“Minimum Tankage Revenue Commitment” has the meaning set forth in Section 2(b)(i).

“Minimum Tankage Throughput” means 41,000 bpd of Products, in the aggregate, on average for each Contract Quarter.

“Omnibus Agreement” means the Sixth Amended and Restated Omnibus Agreement, dated as of November 9, 2011 to be effective as of November 1, 2011, by and among HollyFrontier, the Partnership and certain of their respective subsidiaries, as the same may be amended hereafter, from time-to-time.

“Operating Partnership” means Holly Energy Partners-Operating, L.P., a Delaware limited partnership.

“OPEX Recovery Amount” means an amount equal to (a) the difference between the percentage increase in PPI for a given year minus seven percent (7%) multiplied by (b) the then-current Assumed OPEX.

“Original Cheyenne Throughput Agreement” has the meaning set forth in the recitals.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.

“PPI” has the meaning set forth in Section 2(a)(ii).

“Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

“Products” means Refined Products, LPG Products, Intermediate Products and Heavy Products.

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with (a) the standards generally followed by the United States pipeline and terminalling industries or (b) such higher standards as may be applied or followed by Frontier Cheyenne and its Affiliates in the performance of similar tasks or projects, or by Cheyenne Logistics and its Affiliates in the performance of similar tasks or projects.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“RCRA Order” means the administrative order to which the Refinery is subject issued by the Wyoming Department of Environmental Quality under the Wyoming Environmental Quality Act.

“Refined Products” means gasoline, kerosene, ethanol and diesel fuel.

“Refinery” has the meaning set forth in the recitals.

“Refund” has the meaning set forth in Section 9(c).

“Respondent” has the meaning set forth in Section 13(e).

“Tankage” means the tanks set forth on Exhibit C attached hereto; provided, however, that such term shall include tank 108 following conveyance of such tank as provided in Section 9.2 of the Purchase Agreement.

“Tankage Base Tariff” means the amount set forth on Schedule II attached hereto.

“Tankage Incentive Tariff” means the amount set forth on Schedule II attached hereto.

“Tankage Incentive Tariff Threshold” means 45,100 bpd of Products, in the aggregate, on average for each Contract Quarter.

“Term” has the meaning set forth in Section 6.

Section 2. Agreement to Use Services Relating to Crude Oil Receiving Assets, Tankage and Loading Rack.

The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to Cheyenne Logistics to be paid by Frontier Cheyenne and requires Cheyenne Logistics to provide certain transportation, storage, loading and crude oil receiving services to Frontier Cheyenne. The principal objective of Cheyenne Logistics is for Frontier Cheyenne to meet or exceed its obligations with respect to the Minimum Crude Oil Receiving Facility Revenue Commitment, to meet or exceed its obligations with respect to the Minimum Tankage Revenue Commitment, and to meet or exceed its obligations with respect to the Minimum Loading Rack Revenue Commitment. The principal objective of Frontier Cheyenne is for Cheyenne Logistics to provide services to Frontier Cheyenne in a manner that enables Frontier Cheyenne to operate the Refinery.

(a) Minimum Crude Oil Receiving Facility Revenue Commitment. During the Term and subject to the terms and conditions of this Agreement, Frontier Cheyenne agrees as follows:

(i) Subject to Section 4, Frontier Cheyenne shall pay Cheyenne Logistics throughput fees associated with the Crude Oil Receiving Assets that will satisfy the Minimum Crude Oil Receiving Facility Revenue Commitment in exchange for Cheyenne Logistics providing Frontier Cheyenne a minimum of 46,000 barrels per day of aggregate

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

capacity with respect to Crude Oil received by the Refinery using the Crude Oil Receiving Assets as measured as set forth in Section 2(a)(ii) below. The “Minimum Crude Oil Receiving Facility Revenue Commitment” shall be an amount of revenue to Cheyenne Logistics for each Contract Quarter determined by multiplying the Minimum Crude Receiving Throughput by the Crude Oil Receiving Base Tariff as such Crude Oil Receiving Base Tariff may be revised pursuant to Section 2(a)(iii) or Section 2(m). Notwithstanding the foregoing, in the event that the Closing Date is any date other than the first day of a Contract Quarter, then the Minimum Crude Oil Receiving Facility Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.

(ii) Crude Oil throughput shall be determined by the total shipments of Crude Oil by pipeline, truck and rail received by the Refinery. Frontier Cheyenne will pay the Crude Oil Receiving Base Tariff for each throughput barrel up to and including the Crude Oil Receiving Incentive Tariff Threshold. If the average throughput for any Contract Quarter exceeds the Crude Oil Receiving Incentive Tariff Threshold attributable to such Contract Quarter then, for each throughput barrel in excess of the Crude Oil Receiving Incentive Tariff Threshold, Frontier Cheyenne shall pay Cheyenne Logistics throughput fees in the amount of the Crude Oil Receiving Incentive Tariff as such amount may be revised pursuant to Section 2(a)(iii) or Section 2(m).

(iii) The Crude Oil Receiving Base Tariff and Crude Oil Receiving Incentive Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2012, by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics; provided that neither the Crude Oil Receiving Base Tariff nor the Crude Oil Receiving Incentive Tariff shall ever be increased by more than 3% for any such calendar year. The series ID is WPUSOP3000 as of June 1, 2011 – located at http://www.bls.gov/data/. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). An example for year 2009 change is: [PPI (2008) – PPI (2007)] / PPI (2007) or (177.1 – 166.6) / 166.6 or .063 or 6.3%. If the PPI index change is negative in a given year then there will be no change in the Crude Oil Receiving Base Tariff or Crude Oil Receiving Incentive Tariff. If the above index is no longer published, then Frontier Cheyenne and Cheyenne Logistics shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Crude Oil Receiving Base Tariff and Crude Oil Receiving Incentive Tariff. If Frontier Cheyenne and Cheyenne Logistics are unable to agree, a new index will be determined by binding arbitration in accordance with Section 13(e), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Crude Oil Receiving Base Tariff and Crude Oil Receiving Incentive Tariff. To evidence the Parties’ agreement to each adjusted Crude Oil Receiving Base Tariff and Crude Oil Receiving Incentive Tariff, the Parties shall execute an amended, modified, revised or updated Schedule I and attach it to this Agreement. Such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety after its date of effectiveness.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

(iv) If Frontier Cheyenne is unable to receive using the Crude Oil Receiving Assets the volumes of Crude Oil required to meet the Minimum Crude Oil Receiving Facility Revenue Commitment as a result of Cheyenne Logistics’ operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Crude Receiving Throughput, then the Minimum Crude Oil Receiving Facility Revenue Commitment applicable to the Contract Quarter during which Frontier Cheyenne is unable to receive using the Crude Oil Receiving Assets such volumes of Crude Oil will be reduced by an amount equal to: (A) the volume of Crude Oil that Frontier Cheyenne was unable to receive using the Crude Oil Receiving Assets (but not to exceed the Minimum Crude Receiving Throughput), as a result of Cheyenne Logistics’ operational difficulties, prorationing or inability to provide sufficient capacity on the Crude Oil Receiving Assets to achieve the Minimum Crude Receiving Throughput, multiplied by (B) the Crude Oil Receiving Base Tariff. This Section 2(a)(iv) shall not apply in the event Cheyenne Logistics gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Crude Oil Receiving Facility Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(b) Minimum Tankage Revenue Commitment; Tankage Tariffs. During the Term and subject to the terms and conditions of this Agreement, Frontier Cheyenne agrees as follows:

(i) Subject to Section 4, Frontier Cheyenne shall pay Cheyenne Logistics throughput fees associated with the Tankage that will satisfy the Minimum Tankage Revenue Commitment in exchange for Cheyenne Logistics providing Frontier Cheyenne a minimum of 41,000 bpd barrels of aggregate capacity in the Tankage. The “Minimum Tankage Revenue Commitment” shall be an amount of revenue to Cheyenne Logistics for each Contract Quarter determined by multiplying the Minimum Tankage Throughput by the Tankage Base Tariff as such Tankage Base Tariff may be revised pursuant to Section 2(b)(iii), Section 2(m), and Section 2(n). Notwithstanding the foregoing, in the event that the Closing Date is any date other than the first day of a Contract Quarter, then the Minimum Tankage Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such Contract Quarter and the initial Contract Quarter. Subject to (i) any Applicable Law and (ii) technical specifications of the Tankage, Frontier Cheyenne may request that Cheyenne Logistics change the service of any of the Tankage from storage of one Product to storage of a different Product. If Cheyenne Logistics agrees to such request, Frontier Cheyenne shall indemnify and hold Cheyenne Logistics harmless from and against all costs and expenses associated with any such changing of service including but not limited to costs of complying with any Applicable Law affecting such change of service.

(ii) Tankage throughput shall be determined by the sum of Products shipped by the Refinery but not including shipments of coke and sulfur. For the avoidance of doubt, no Tankage throughput fees shall be paid for movements of Products within the Refinery. Frontier Cheyenne shall pay the Tankage Base Tariff for each throughput barrel up to and including the Tankage Incentive Tariff Threshold. If the average

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

throughput for any Contract Quarter exceeds the Tankage Incentive Tariff Threshold attributable to such Contract Quarter then, for each throughput barrel in excess of the Tankage Incentive Tariff Threshold, Frontier Cheyenne shall pay Cheyenne Logistics throughput fees in the amount of the Tankage Incentive Tariff as such amount may be revised pursuant to Section 2(b)(iii) or Section 2(m).

(iii) The Tankage Base Tariff and Tankage Incentive Tariff shall each be adjusted on July 1 of each calendar year commencing on July 1, 2012, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI following the same procedure as set forth in Section 2(a)(iii) above (including the provisions regarding binding arbitration); provided that the Tankage Base Tariff and Tankage Incentive Tariff shall never be increased by more than 3% for any such calendar year. To evidence the Parties’ agreement to each adjusted Tankage Base Tariff and Tankage Incentive Tariff, the Parties shall execute an amended, modified, revised or updated Schedule II and attach it to this Agreement. Such amended, modified, revised or updated Schedule II shall be sequentially numbered (e.g. Schedule II-1, Schedule II-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule II in its entirety after its date of effectiveness.

(iv) If Frontier Cheyenne is unable to deliver to the Tankage the volumes of Refined Products required to meet the Minimum Tankage Revenue Commitment as a result of Cheyenne Logistics’ operational difficulties, prorationing or the inability to provide sufficient capacity, then the Minimum Tankage Revenue Commitment applicable to the Contract Quarter during which Frontier Cheyenne is unable to deliver such volumes of Refined Products will be reduced by an amount equal to: (A) the volume of Refined Products that Frontier Cheyenne was unable to deliver to the Tankage (but not to exceed the Minimum Tankage Throughput), as a result of Cheyenne Logistics’ operational difficulties, prorationing or inability to provide sufficient capacity to achieve the Minimum Tankage Throughput, multiplied by (B) the Tankage Base Tariff. This Section 2(b)(iv) shall not apply in the event Cheyenne Logistics gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Tankage Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(c) Minimum Loading Rack Revenue Commitment.

(i) Subject to Section 4, Frontier Cheyenne shall pay Cheyenne Logistics throughput fees associated with the Loading Racks that will satisfy the Minimum Loading Rack Revenue Commitment in exchange for Cheyenne Logistics providing Frontier Cheyenne a minimum of 41,000 barrels per day of aggregate capacity at the Loading Racks. The “Minimum Loading Rack Revenue Commitment” shall be an amount of revenue to Cheyenne Logistics for each Contract Quarter determined by multiplying the Minimum Loading Rack Throughput by the Loading Rack Tariff as such Loading Rack Tariff may be revised pursuant to Section 2(c)(ii) or Section 2(m). Frontier Cheyenne will pay Cheyenne Logistics the Loading Rack Tariff for (A) all quantities of Products and Crude Oil shipped out of the Refinery by pipeline or asphalt loading racks, and (B) all quantities of Products, Crude Oil and any other materials (such

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

as coke and sulfur) loaded at the Loading Racks or the weight scales. Notwithstanding the foregoing, in the event that the Closing Date is any date other than the first day of a Contract Quarter, then the Minimum Loading Rack Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.

(ii) The Loading Rack Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2012, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI following the same procedure as set forth in Section 2(a)(iii) above (including the provisions regarding binding arbitration); provided that the Loading Rack Tariff shall never be increased by more than 3% for any such calendar year. To evidence the Parties’ agreement to each adjusted Loading Rack Tariff, the Parties shall execute an amended, modified, revised or updated Schedule III and attach it to this Agreement. Such amended, modified, revised or updated Schedule III shall be sequentially numbered (e.g. Schedule III-1, Schedule III-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule III in its entirety after its date of effectiveness.

(iii) If Frontier Cheyenne is unable to load at the Loading Rack the volumes of Products, in the aggregate, required to meet the Minimum Loading Rack Revenue Commitment as a result of Cheyenne Logistics’ operational difficulties, prorationing or the inability to provide sufficient capacity, then the Minimum Loading Rack Revenue Commitment applicable to the Contract Quarter during which Frontier Cheyenne is unable to load such volumes of Products will be reduced for such period of time by an amount equal to: (A) the volume of Products, in the aggregate, that Frontier Cheyenne was unable to load at the Loading Rack (but not to exceed the Minimum Loading Rack Throughput), as a result of Cheyenne Logistics’ operational difficulties, prorationing or inability to provide sufficient capacity to achieve the Minimum Loading Rack Throughput, multiplied by (B) the Loading Rack Tariff. This Section 2(c)(iii) shall not apply in the event Cheyenne Logistics gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Loading Rack Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(d) Volumetric Gains and Losses. Frontier Cheyenne shall, during the Term, (i) absorb all volumetric gains in the Crude Oil Receiving Assets, and (ii) be responsible for all volumetric losses in the Crude Oil Receiving Assets up to a maximum of 0.5%. Cheyenne Logistics shall be responsible for all volumetric losses in excess of 0.5% in the Crude Oil Receiving Assets during the Term.

(e) Obligations of Cheyenne Logistics. During the Term and subject to the terms and conditions of this Agreement, including Section 13(b), Cheyenne Logistics agrees to: (A) own or lease, operate and maintain the Tankage, Loading Racks and Crude Oil Receiving Assets and all related assets necessary to handle the Crude Oil and Products from Frontier Cheyenne; (B) provide the services required under this Agreement and perform all operations relating the Tankage, Loading Racks and Crude Oil Receiving Assets including, but not limited to, tank gauging, tank maintenance, tank dike maintenance, loading trucks, interaction with third party pipelines, and customer interface for access agreements; and (C) maintain adequate property and

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

liability insurance covering the Tankage, Loading Racks and Crude Oil Receiving Assets and any related assets owned by Cheyenne Logistics and necessary for the operation of the Tankage, Loading Racks and Crude Oil Receiving Assets. Notwithstanding the foregoing, subject to Section 13(b) of this Agreement and applicable provisions of the Omnibus Agreement, Cheyenne Logistics is free to sell any of its assets, including assets that provide services under this Agreement, and Frontier Cheyenne is free to merge with another entity and to sell all of its assets or equity to another entity at any time.

(f) Drag Reducing Agents and Additives. If Cheyenne Logistics determines that adding drag reducing agents (“DRA”) to the Products is reasonably required to move Refined Products in the quantities necessary to meet Frontier Cheyenne’s schedule or as may be otherwise be required to safely move such quantities of Products or that additives should be used in the operation of the Crude Oil Receiving Assets, Cheyenne Logistics shall provide Frontier Cheyenne with an analysis of the proposed cost and benefits thereof. In the event that Frontier Cheyenne agrees to use such additives as proposed by Cheyenne Logistics, Frontier Cheyenne shall reimburse Cheyenne Logistics for the costs of adding any additives.

(g) Chemical Treatments. If Cheyenne Logistics reasonably determines that additives or chemicals must be added to any of the Crude Oil Receiving Assets to prevent or control internal corrosion, then Frontier Cheyenne shall reimburse Cheyenne Logistics for the direct cost of the chemical and associated injection equipment.

(h) Change in Pipeline Direction; Product Service or Origination and Destination. Without Frontier Cheyenne’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Cheyenne Logistics shall not (i) reverse the direction of any of the pipelines that constitute part of the Crude Oil Receiving Assets; (ii) change, alter or modify the product service of any of the pipelines that constitute part of the Crude Oil Receiving Assets; or (iii) change, alter or modify the origination or destination of any of the pipelines that constitute part of the Crude Oil Receiving Assets; provided, however, that Cheyenne Logistics may take any necessary emergency action to prevent or remedy a release of Products from any of the pipelines that constitute part of the Crude Oil Receiving Assets without obtaining the consent required by this Section 2(l). Frontier Cheyenne may request that Cheyenne Logistics reverse the direction of any of the pipelines that constitute part of the Crude Oil Receiving Assets and upon granting such request, Frontier Cheyenne agrees to (i) reimburse Cheyenne Logistics for the additional costs and expenses incurred by Cheyenne Logistics as a result of such change in direction (both to reverse and re-reverse); (ii) reimburse Cheyenne Logistics for all costs arising out of Cheyenne Logistics’ inability to perform under any transportation service contract due to the reversal of the direction of the pipelines that constitute part of the Crude Oil Receiving Assets; and (iii) pay the Crude Oil Receiving Base Tariff set forth on Schedule I, as it may be amended from time-to-time in accordance with this Agreement, for any such flow reversal.

(i) Notification of Utilization. Upon request by Cheyenne Logistics, Frontier Cheyenne will provide to Cheyenne Logistics written notification of Frontier Cheyenne’s reasonable good faith estimate of their anticipated future utilization of Tankage, Loading Racks and Crude Oil Receiving Assets as soon as reasonably practicable after receiving such request.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

(j) Scheduling and Accepting Movement. Cheyenne Logistics will use its reasonable commercial efforts to schedule movement and accept movements of Crude Oil and Products in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.

(k) Taxes. Frontier Cheyenne will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil and Products handled by Frontier Cheyenne for transportation, storage or loading by Cheyenne Logistics. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(k) the proper Party shall promptly reimburse the other Party therefor.

(l) Timing of Payments. Frontier Cheyenne will make payments to Cheyenne Logistics by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by Cheyenne Logistics under this Agreement in the prior month. Payments not received by Cheyenne Logistics on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.

(m) Increases in Tariff Rates as a Result of Changes in Applicable Law.

(i) If new Applicable Laws are enacted that require Cheyenne Logistics to make capital expenditures with respect to the Tankage, Loading Racks or Crude Oil Receiving Assets, Cheyenne Logistics may amend the Crude Oil Receiving Base Tariff, Tankage Base Tariff, and Loading Rack Tariff, as applicable, in order to recover Cheyenne Logistics’ cost of complying with these Applicable Laws (as determined in good faith and including a reasonable return); provided, however, that Cheyenne Logistics may not amend the Crude Oil Receiving Base Tariff, Tankage Base Tariff, or Loading Rack Tariff pursuant to this Section 2(m) unless and until Cheyenne Logistics has made capital expenditures of $1,000,000.00 in the aggregate with respect to the Tankage, Loading Rack and Crude Oil Receiving Assets in order to comply with such new Applicable Laws. For the avoidance of doubt, once such capital expenditures made by Cheyenne Logistics exceed $1,000,000.00, Cheyenne Logistics may amend the Crude Oil Receiving Base Tariff, Tankage Base Tariff, or Loading Rack Tariff to recover its full cost of complying with such Applicable Laws and such recovery shall not be limited to amounts in excess of $1,000,000.

(ii) Frontier Cheyenne, on one hand and Cheyenne Logistics, on the other hand, shall use their reasonable commercial efforts to comply with new Applicable Laws, and shall negotiate in good faith to mitigate the impact of new Applicable Laws and to determine the amount of the new tariff rates. If Frontier Cheyenne and Cheyenne Logistics are unable to agree on the amount of the new tariff rates that Cheyenne Logistics will charge, such tariff rates will be determined by binding arbitration in accordance with Section 13(e). Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(m).

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

(n) Reimbursement of Operating Expenses.

(i) At the end of the first four complete (4) Contract Quarters following the Closing Date, Cheyenne Logistics shall calculate the aggregate operating expenses incurred in the operation of the Cheyenne Assets during that twelve-month period (but such calculation shall not include extraordinary and non-recurring items of expense that are not reasonably expected to recur in future periods during the Term). In the event that such aggregate operating expenses exceed the Assumed OPEX, (A) Frontier Cheyenne shall reimburse Cheyenne Logistics for such operating expenses incurred in excess of the Assumed OPEX, and (B) Cheyenne Logistics shall increase the Tankage Base Tariff by the amount necessary to increase the Minimum Tankage Revenue Commitment by an amount equal to the unreimbursed portion of such aggregate operating expenses in excess of the Assumed OPEX for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule II reflecting such aggregate operating expenses as the new Assumed OPEX. In the event that such aggregate operating expenses are less than the Assumed OPEX, Cheyenne Logistics shall decrease the Tankage Base Tariff by the amount necessary to decrease the Minimum Tankage Revenue Commitment by an amount equal to the difference between the Assumed OPEX and such actual operating expenses for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule II reflecting such aggregate operating expenses as the new Assumed OPEX. In the event that the PPI increase for any given year is greater than seven percent (7%), then, in addition to any other applicable increases during such year, Cheyenne Logistics shall increase the Tankage Base Tariff by an additional amount necessary to increase the Minimum Tankage Revenue Commitment by the OPEX Recovery Amount. Such OPEX Recovery Amount shall be added to the then-current Assumed OPEX, and the Parties shall execute an amended, modified, revised or updated Schedule IV reflecting the addition of such OPEX Recovery Amount to the Assumed OPEX.

(o) Tank Inspection and Repairs. Frontier Cheyenne will reimburse Cheyenne Logistics for the cost of performing the first API 653 inspection on each of the respective tanks included in the Tankage and any repairs or tests or consequential remediation that may be required to be made to such assets as a result of any discovery made during such inspection; provided, however, that if a tank is two (2) years old or less or has been inspected and repaired during the last twelve months prior to the Closing Date, then Cheyenne Logistics will bear the cost of any API 653 inspection and any required repair, testing or consequential remediation of such tank. In addition, Cheyenne Logistics will be responsible for the costs of painting any tanks included in the Tankage that require it.

(p) Removal of Tank from Service. The Parties agree that if they mutually determine to remove a tank included in the Tankage from service, then Cheyenne Logistics will not be required to utilize, operate or maintain such tank or provide the services required under this Agreement with respect to such tank (and there will be no adjustment to the Minimum Tankage Revenue Commitment).

(q) Notice of Violation under Environmental Permits; RCRA Order. The Parties agree that, because Cheyenne Logistics or its Affiliates is operating certain assets at the Refinery

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

pursuant to permits, licenses, registrations or other operating authorizations (collectively, “Environmental Permits”) issued to HollyFrontier or one of its Affiliates under Environmental Laws, in the event that HollyFrontier or one of such Affiliates receives a notice of violation or enforcement action from the U.S. Environmental Protection Agency or a state agency alleging non-compliance with such Environmental Permits, and such non-compliance relates to the Cheyenne Assets, then Cheyenne Logistics (and not HollyFrontier or its Affiliates), will be responsible for responding to any such notice of violation or enforcement action. The applicable HollyFrontier Entity shall have the right, but not the duty, to be fully informed and to participate in the prosecution and/or settlement of any notice of violation or enforcement action relating to the Cheyenne Assets. Additionally, the Parties Agree that Frontier Cheyenne will retain responsibility for complying with the terms of the RCRA Order, including all obligations that apply or relate to the Cheyenne Assets. The Parties acknowledge that any costs, penalties, fines or losses associated with responses to any notices of violation or enforcement action under any Environmental Permits or the RCRA Order may be the subject of indemnification under the Omnibus Agreement (and nothing in this Section 2(q) shall be deemed to change, amend or expand the Parties’ obligations under such Omnibus Agreement provisions other than with regard to the obligation to respond to such notice of violation or enforcement). Cheyenne Logistics will and will cause its Affiliates to cooperate with and support Frontier Cheyenne and its Affiliates in satisfying any applicable compliance and reporting obligations under the RCRA Order or Environmental Permits as they relate to the Cheyenne Assets and does hereby authorize Frontier Cheyenne to submit all reports, certifications and other compliance related submissions in satisfaction of such compliance and reporting obligations. Cheyenne Logistics confirms that it has received a copy of the RCRA Order. The Parties agree that, if, as a result of future circumstances or construction, it becomes necessary for the Parties to obtain additional Environmental Permits that relate to assets that will be located at the Refinery but owned by an HEP Entity, and the Parties agree that such Environmental Permit shall be held by or in the name of a HollyFrontier Entity, then such Environmental Permit shall be subject to the provisions of this Section 2(q) to the same extent as if the assets to which such Environmental Permits relate are Cheyenne Assets.

(r) Tank Inspection and Maintenance Plan. At least annually, Cheyenne Logistics shall prepare and submit to Frontier Cheyenne a tank inspection and maintenance plan (which shall include an inspection plan, a cleaning plan, a waste disposal plan, details regarding scheduling and a budget) for the Tankage. If Frontier Cheyenne consents to the submitted plan (which consent shall not be unreasonably withheld or delayed), then Cheyenne Logistics shall conduct tank maintenance in conformity with such approved tank maintenance plan (other than any deviations or changes from such plan to which Frontier Cheyenne consents which consent shall not be unreasonably withheld, conditioned or delayed). Cheyenne Logistics will use its commercially reasonable efforts to schedule the activities under such maintenance plan to minimize disruptions to the operations of Frontier Cheyenne at the Refinery.

Section 3. Agreement to Remain Shipper

With respect to any Crude Oil or Products that are transported, stored or handled in connection with any of the Cheyenne Assets, Frontier Cheyenne agrees that Frontier Cheyenne or another HollyFrontier Entity will continue acting in the capacity of the shipper of any such Crude Oil or Products for its own account at all times that such Crude Oil or Products are being transported, stored or handled in such Cheyenne Assets.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

Section 4. Notification of Shut-down or Reconfiguration; Force Majeure

(a) Frontier Cheyenne must deliver to Cheyenne Logistics at least six months advance written notice of any planned shut down or reconfiguration (excluding planned maintenance turnarounds) of the Refinery or any portion of the Refinery that would reduce the Refinery’s output. Frontier Cheyenne will use its commercially reasonable efforts to mitigate any reduction in revenues or throughput obligations under this Agreement that would result from such a shut down or reconfiguration.

(b) If Frontier Cheyenne shuts down or reconfigures the Refinery or any portion of the Refinery (excluding planned maintenance turnarounds) and reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy its Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment under this Agreement, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, Frontier Cheyenne shall (A) propose a new Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment under this Agreement, as applicable, such that the ratio of the new Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment, as the case may be, under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment under this Agreement over the original production level and (B) propose the date on which the new Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment under this Agreement shall take effect. Unless objected to by Cheyenne Logistics within 60 days of receipt by Cheyenne Logistics of such proposal, such new Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment under this Agreement shall become effective as of the date proposed by Frontier Cheyenne. To the extent that Cheyenne Logistics does not agree with Frontier Cheyenne’s proposal, any changes in Frontier Cheyenne’s obligations under this Agreement, or the date on which such changes will take effect, will be determined by binding arbitration in accordance with Section 13(e). Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any change in the Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment under this Agreement agreed to in accordance with this Section 4(b).

(c) In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than thirty (30) consecutive days, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any suspension of the obligations of the Parties as a result of this Section 4(c) shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice. Frontier Cheyenne will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents Cheyenne Logistics or Frontier Cheyenne from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by Cheyenne Logistics or Frontier Cheyenne, by providing written notice thereof to the other Parties.

Section 5. Agreement Not to Challenge Tariffs

Frontier Cheyenne agrees to any tariff rate changes for the pipelines that constitute part of the Crude Oil Receiving Assets in accordance with this Agreement. Frontier Cheyenne agrees (a) not to challenge, nor to cause their Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, tariffs (including joint tariffs) of Cheyenne Logistics that Cheyenne Logistics has filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of the Products, and (b) not to protest or file a complaint, nor cause their Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the Cheyenne Logistics has made or may make at any time during the Term to change tariffs (including joint tariffs) for transportation of Products in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.

Section 6. Effectiveness and Term

This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on October 31, 2026, unless extended by written mutual agreement of the Parties or as set forth in Section 7 (the “Term). The Party(ies) desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from another Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.

Section 7. Right to Enter into a New Agreement

(a) In the event that Frontier Cheyenne provides prior written notice to Cheyenne Logistics of the desire of Frontier Cheyenne to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

for extension by a date six months prior to the termination date, then Cheyenne Logistics shall have the right to negotiate to enter into one or more crude oil receiving, tankage and loading agreements with one or more third parties to begin after the date of termination; provided, however, that until the end of one year following termination without renewal of this Agreement, Frontier Cheyenne will have the right to enter into a new crude oil receiving, tankage and loading agreement with Cheyenne Logistics on commercial terms that substantially match the terms upon which Cheyenne Logistics proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of the Cheyenne Assets. In such circumstances, Cheyenne Logistics shall give Frontier Cheyenne forty-five (45) days prior written notice of any proposed new crude oil receiving, tankage and loading agreement with a third party, and such notice shall inform Frontier Cheyenne of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Frontier Cheyenne shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Frontier Cheyenne shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.

(b) In the event that Frontier Cheyenne fails to provide prior written notice to Cheyenne Logistics of the desire of Frontier Cheyenne to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, Cheyenne Logistics shall have the right, during the period from the date of Frontier Cheyenne’s failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new crude oil receiving, tankage and loading agreement with a third party; provided, however, that at any time during the twelve (12) months prior to the expiration of the Term, Frontier Cheyenne will have the right to enter into a new crude oil receiving, tankage and loading agreement with Cheyenne Logistics on commercial terms that substantially match the terms upon which Cheyenne Logistics proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of the Cheyenne Assets. In such circumstances, Cheyenne Logistics shall give Frontier Cheyenne forty-five (45) days prior written notice of any proposed new crude oil receiving, tankage and loading agreement with a third party, and such notice shall inform Frontier Cheyenne of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Frontier Cheyenne shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Frontier Cheyenne shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.

Section 8. Notices

(a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:

Notices to Frontier Cheyenne:

c/o HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: David L. Lamp
Email address: president@hollyfrontier.com

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

with a copy, which shall not constitute notice, but is required in order to giver proper notice, to:

c/o HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollyfrontier.com

Notices to Cheyenne Logistics:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, TX 75201
Attn: Matthew P. Clifton
Email address: president@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollyenergy.com

(b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.

Section 9. Deficiency Payments

(a) As soon as practicable following the end of each Contract Quarter under this Agreement, Cheyenne Logistics shall deliver to Frontier Cheyenne a written notice (the “Deficiency Notice”) detailing any failure of Frontier Cheyenne to meet its minimum revenue commitment obligations under Section 2(a)(i), Section 2(b)(i), or Section 2(c)(i); provided, however, that Frontier Cheyenne’s obligations pursuant to the Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, and the Minimum Loading Rack Revenue Commitment shall, in each case, be assessed on a quarterly basis for the purposes of this Section 9. Notwithstanding the previous sentence, any deficiency owed by Frontier Cheyenne due to its failure to satisfy the Minimum Crude Oil Receiving Facility

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment in any Contract Quarter shall be offset by any revenue owed to Cheyenne Logistics in excess of the Minimum Crude Oil Receiving Facility Revenue Commitment, Minimum Tankage Revenue Commitment, or Minimum Loading Rack Revenue Commitment for such Contract Quarter. The Deficiency Notice shall (A) specify in reasonable detail the nature of any deficiency and (B) specify the approximate dollar amount that Cheyenne Logistics believes would have been paid by Frontier Cheyenne to Cheyenne Logistics if Frontier Cheyenne had complied with its minimum revenue commitment obligations pursuant to Section 2(a)(i), Section 2(b)(i), or Section 2(c)(i), as applicable (the “Deficiency Payment”). Frontier Cheyenne shall pay the Deficiency Payment to Cheyenne Logistics upon the later of: (1) ten (10) days after their receipt of the Deficiency Notice and (2) thirty (30) days following the end of the related Contract Quarter.

(b) If Frontier Cheyenne disagrees with any Deficiency Notice (the “Disputed Deficiency Notice”), then, following the payment of the undisputed portion of the deficiency payment related to the Disputed Deficiency Notice (the “Disputed Deficiency Payment”) to Cheyenne Logistics, if any, Frontier Cheyenne shall send written notice thereof regarding the disputed portion of the Disputed Deficiency Notice to Cheyenne Logistics, and a senior officer of HollyFrontier (on behalf of Frontier Cheyenne) and a senior officer of the Partnership (on behalf of Cheyenne Logistics) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Disputed Deficiency Notice. During the 30-day period following the receipt of the Disputed Deficiency Notice, Frontier Cheyenne shall have access to the working papers of Cheyenne Logistics relating to the Disputed Deficiency Notice. If such differences are not resolved within thirty (30) days following Frontier Cheyenne’s receipt of the Disputed Deficiency Notice, Frontier Cheyenne, on the one hand, and Cheyenne Logistics, on the other hand, shall, within forty-five (45) days following Frontier Cheyenne’s receipt of the Disputed Deficiency Notice, submit any and all matters which remain in dispute and which were properly included in the Disputed Deficiency Notice to arbitration in accordance with Section 13(e).

(c) If it is finally determined pursuant to this Section 9 that Frontier Cheyenne is required to pay any or all of the disputed portion of the Disputed Deficiency Payment, Frontier Cheyenne shall promptly pay such amount to Cheyenne Logistics, as applicable, together with interest thereon at the Prime Rate, in immediately available funds.

(d) The Parties acknowledge and agree that there shall be no carry-over of deficiency payments beyond each Contract Quarter provided for in Section 9(a) with respect to the Minimum Crude Oil Receiving Facility Revenue Commitment, the Minimum Tankage Revenue Commitment or the Minimum Loading Rack Revenue Commitment.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

Section 10. Indemnification. The Parties acknowledge the indemnification obligations between the Parties and their Affiliates with respect to the Cheyenne Assets provided in the Omnibus Agreement.

Section 11. Right of First Refusal. The Parties acknowledge the right of first refusal of Frontier Cheyenne with respect to the Cheyenne Assets provided in the Omnibus Agreement.

Section 12. Limitation of Damages.

(a) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.

Section 13. Miscellaneous

(a) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement. Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety after its date of effectiveness, except as specified therein. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

(b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, Frontier Cheyenne, Cheyenne Logistics, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Frontier Cheyenne (in the case of any assignment by Cheyenne Logistics) or Cheyenne Logistics (in the case of any assignment by Frontier Cheyenne), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) Cheyenne Logistics may make such an assignment (including a partial pro rata assignment) to an Affiliate of Cheyenne Logistics without Frontier Cheyenne’s consent, (ii) Frontier Cheyenne may make such an assignment (including a pro rata partial assignment) to an Affiliate of Frontier Cheyenne without Cheyenne Logistics’ consent, (iii) Frontier Cheyenne may make a collateral assignment of its rights and obligations hereunder, and (iv) Cheyenne Logistics may make a collateral assignment of its rights hereunder and/or grant a security interest in all or a portion of the Cheyenne Assets to a bona fide third party lender or debt holder, or trustee or representative for any of them, without Frontier Cheyenne’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to Frontier Cheyenne a non-disturbance agreement in such form as is reasonably satisfactory to Frontier Cheyenne and such third party lender, debt holder or trustee and Frontier Cheyenne executes an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.

(c) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

(d) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(e) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Frontier Cheyenne, Cheyenne Logistics, or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Frontier Cheyenne, Cheyenne Logistics, and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Frontier Cheyenne, Cheyenne Logistics, or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.

(f) Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

(g) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

(h) Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.

(i) No Novation. This Agreement shall be considered an amendment and restatement of the Original Cheyenne Throughput Agreement, and the Original Cheyenne Throughput Agreement is hereby ratified, approved and confirmed in every respect, except as amended hereby. This Agreement is not intended to constitute a novation of the Original Cheyenne Throughput Agreement and all of the obligations owing by the Parties under the Original Cheyenne Throughput Agreement shall continue (from and after the date of this Agreement, as amended hereby).

Section 14. Guarantee by HollyFrontier

(a) Payment and Performance Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Cheyenne Logistics the punctual and complete payment in full when due of all amounts due from Frontier Cheyenne

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

under the Agreement (collectively, the “Frontier Cheyenne Payment Obligations”). HollyFrontier agrees that Cheyenne Logistics shall be entitled to enforce directly against HollyFrontier any of the Frontier Cheyenne Payment Obligations.

(b) Guaranty Absolute. HollyFrontier hereby guarantees that the Frontier Cheyenne Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(i) any assignment or other transfer of the Agreement or any of the rights thereunder of Cheyenne Logistics;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(iii) any acceptance by Cheyenne Logistics of partial payment or performance from Frontier Cheyenne;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Cheyenne Logistics or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, HollyFrontier, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Frontier Cheyenne Payment Obligations or otherwise.

(c) Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Frontier Cheyenne Payment Obligations and any requirement for Cheyenne Logistics to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Frontier Cheyenne, any other entity or any collateral.

(d) Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by Frontier Cheyenne, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Frontier Cheyenne for any payments made by HollyFrontier under this Section 14, and HollyFrontier hereby irrevocably waives and releases,

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Frontier Cheyenne during any period of default or breach of this Agreement by Frontier Cheyenne until such time as there is no current or ongoing default or breach of this Agreement by Frontier Cheyenne.

(e) Reinstatement. The obligations of HollyFrontier under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Frontier Cheyenne Payment Obligations is rescinded or must otherwise be returned to Frontier Cheyenne or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Frontier Cheyenne or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty. This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Frontier Cheyenne Payment Obligations, (ii) be binding upon HollyFrontier, its successors, transferees and assigns and (iii) inure to the benefit of and be enforceable by Cheyenne Logistics and its successors, transferees and assigns.

(g) No Duty to Pursue Others. It shall not be necessary for Cheyenne Logistics (and HollyFrontier hereby waives any rights which HollyFrontier may have to require Cheyenne Logistics), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against Frontier Cheyenne or others liable on the Frontier Cheyenne Payment Obligations or any other person, (ii) enforce Cheyenne Logistics’ rights against any other guarantors of the Frontier Cheyenne Payment Obligations, (iii) join Frontier Cheyenne or any others liable on the Frontier Cheyenne Payment Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to Cheyenne Logistics against any security which shall ever have been given to secure the Frontier Cheyenne Payment Obligations, or (v) resort to any other means of obtaining payment of the Frontier Cheyenne Payment Obligations.

Section 15. Guarantee by the Partnership and Operating Partnership.

(a) Payment and Performance Guaranty. Each of the Partnership and the Operating Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Frontier Cheyenne the punctual and complete payment in full when due of all amounts due from Cheyenne Logistics under the Agreement (collectively, the “Cheyenne Logistics Payment Obligations”). Each of the Partnership and the Operating Partnership agrees that Frontier Cheyenne shall be entitled to enforce directly against the Partnership and the Operating Partnership any of the Cheyenne Logistics Payment Obligations.

(b) Guaranty Absolute. Each of the Partnership and the Operating Partnership hereby guarantees that the Cheyenne Logistics Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of each of the Partnership and the Operating Partnership under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of each of the Partnership and the Operating Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(i) any assignment or other transfer of the Agreement or any of the rights thereunder of Frontier Cheyenne;

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(iii) any acceptance by Frontier Cheyenne of partial payment or performance from Cheyenne Logistics;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Frontier Cheyenne or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, the Partnership or the Operating Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of each of the Partnership and the Operating Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Cheyenne Logistics Payment Obligations or otherwise.

(c) Waiver. Each of the Partnership and the Operating Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Cheyenne Logistics Payment Obligations and any requirement for Frontier Cheyenne to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Cheyenne Logistics, any other entity or any collateral.

(d) Subrogation Waiver. Each of the Partnership and the Operating Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by Cheyenne Logistics, the Partnership and the Operating Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Cheyenne Logistics for any payments made by the Partnership or the Operating Partnership under this Section 15, and each of the Partnership and the Operating Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Cheyenne Logistics during any period of default or breach of this Agreement by Cheyenne Logistics until such time as there is no current or ongoing default or breach of this Agreement by Cheyenne Logistics.

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

(e) Reinstatement. The obligations of the Partnership and the Operating Partnership under this Section 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Cheyenne Logistics Payment Obligations is rescinded or must otherwise be returned to Cheyenne Logistics or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Cheyenne Logistics or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty. This Section 15 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Cheyenne Logistics Payment Obligations, (ii) be binding upon the Partnership, the Operating Partnership, and each of their respective successors and assigns and (iii) inure to the benefit of and be enforceable by Frontier Cheyenne and its successors, transferees and assigns.

(g) No Duty to Pursue Others. It shall not be necessary for Frontier Cheyenne (and each of the Partnership and the Operating Partnership hereby waives any rights which the Partnership or the Operating Partnership, as applicable, may have to require Frontier Cheyenne), in order to enforce such payment by the Partnership or the Operating Partnership, first to (i) institute suit or exhaust its remedies against Cheyenne Logistics or others liable on the Cheyenne Logistics Payment Obligations or any other person, (ii) enforce Frontier Cheyenne’ rights against any other guarantors of the Cheyenne Logistics Payment Obligations, (iii) join Cheyenne Logistics or any others liable on the Cheyenne Logistics Payment Obligations in any action seeking to enforce this Section 15, (iv) exhaust any remedies available to Frontier Cheyenne against any security which shall ever have been given to secure the Cheyenne Logistics Payment Obligations, or (v) resort to any other means of obtaining payment of the Cheyenne Logistics Payment Obligations.

[Remainder of page intentionally left blank. Signature pages follow.]

FIRST AMENDED AND RESTATED TANKAGE, LOADING RACK AND CRUDE OIL RECEIVING THROUGHPUT AGREEMENT (CHEYENNE)

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement to be Effective as of the Effective Time.

CHEYENNE LOGISTICS:

CHEYENNE LOGISTICS LLC

By:	/s/ Mark T. Cunningham
Name:	Mark T. Cunningham
Title:	Vice President, Operations

FRONTIER CHEYENNE:

FRONTIER REFINING LLC

By:	/s/ James M. Stump
Name:	James M. Stump
Title:	Senior Vice President, Refinery Operations

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 9(b)
AND Section 14:

HOLLYFRONTIER CORPORATION

By:	/s/ Douglas S. Aron

Name:	Douglas S. Aron
Title:	Executive Vice President and Chief Financial Officer

Signature Page 1 of 2

First Amended and Restated Tankage, Loading Rack And Crude Oil Receiving Throughput Agreement (Cheyenne)

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 9(b)
AND Section 15:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ Mark T. Cunningham

Name:	Mark T. Cunningham
Title:	Vice President, Operations

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 15:

HOLLY ENERGY PARTNERS-OPERATING, L.P.

By:	/s/ Mark T. Cunningham

Name:	Mark T. Cunningham
Title:	Vice President, Operations

Signature Page 2 of 2

First Amended and Restated Tankage, Loading Rack And Crude Oil Receiving Throughput Agreement (Cheyenne)

SCHEDULE I

CRUDE OIL RECEIVING TARIFF

Crude Oil Receiving Base Tariff
$0.3000 per barrel

Crude Oil Receiving Incentive Tariff
$0.1400 per barrel

Schedule I

SCHEDULE II

TANKAGE TARIFFS

Tankage Base Tariff
$0.4500 per barrel

Tankage Incentive Tariff
$0.2000 per barrel

Schedule II

SCHEDULE III

LOADING RACK TARIFF

Loading Rack Tariff
$0.2500 per barrel

Schedule III

SCHEDULE IV

ASSUMED OPEX

Assumed OPEX
$2,200,000.00

Schedule IV

EXHIBIT A

LOADING RACKS

The Refined Products Truck Loading Rack, including the Vapor Recovery Unit and the two (2) Propane Loading Spots transferred to Cheyenne Logistics pursuant to that certain Conveyance, Assignment and Bill of Sale (Cheyenne), dated effective as of October 25, 2011, by and between Frontier Cheyenne and Cheyenne Logistics.

Exhibit A

EXHIBIT B

CRUDE OIL RECEIVING ASSETS

The four (4) Crude Oil LACTS Units, the Crude Oil Receiving Pipeline, and the petroleum storage tanks listed below under “Petroleum Storage Tanks” transferred to Cheyenne Logistics pursuant to that certain Conveyance, Assignment and Bill of Sale (Cheyenne), dated effective as of October 25, 2011, by and between Frontier Cheyenne and Cheyenne Logistics.

Petroleum Storage Tanks:

TANK ID NUMBER	CURRENT SERVICE/PRODUCT	NOMINAL CAPACITY, BBLS

2-036	Recovered Oil / Crude slop	5,056

2-063	Crude HSR	10,096

2-067	Crude LSR	10,093

2-072	Crude	80,581

2-073	Crude	80,551

2-074	Crude	79,766

Exhibit B

EXHIBIT C

TANKAGE

TANK ID NUMBER	CURRENT SERVICE/PRODUCT	NOMINAL CAPACITY, BBLS

1-107	Intermediate Distillate	69,867

1-013	Coker Distillate	1,914

1-014	Low Sul. Diesel	24,677

1-015	No Lead Gas	24,677

1-016	Ethanol	2,564

1-017	Prem. No Lead Gas	5,034

1-020	FCC Slurry Oil	5,018

1-021	Sweet Naphtha / VRU	9,867

1-027	Biodiesel	4,000

1-028	Diesel	5,179

1-029	Slop Oil	10,709

1-032	Diesel	10,124

1-033	Coker Distillate	10,342

1-040	FCC Slurry Oil	10,121

1-048	Coker Distillate	1,341

1-049	Coker Distillate	1,341

1-050	Vacuum Bottoms	67,428

1-051	Asphalt	22,000

1-052	PG 58-28 (Asphalt)	72,017

1-053	FCCU Slurry	13,506

Exhibit C

TANK ID NUMBER	CURRENT SERVICE/PRODUCT	NOMINAL CAPACITY, BBLS

1-054	Asphalt	22,000

1-055	PG 58-28 (Asphalt)	54,499

1-056	Coker feed tank	55,000

1-058	Slop Oil	10,493

1-090	PG 64-22 (Asphalt)	55,954

1-091	PG 58-28 (Asphalt)	55,954

1-093	PG 64-22 (Asphalt)	2,602

1-094	PG 64-22 (Asphalt)	2,602

1-095	PG 64-22 (Asphalt)	2,602

1-106	No Lead Gas	120,000

2-015	Diesel	28,870

2-016	Diesel	28,046

2-017	UC Crack (LCO / Coker Distillate)	28,562

2-020	Gas Oil	10,746

2-021	Gas Oil	10,746

2-022	UC Crack (LCO / Coker Distillate)	9,731

2-023	Coker Gas Oil	10,583

2-028	Cat Gas Oil	80,153

2-034	Reformate	23,234

2-035	Alkylate	24,190

2-036	Recovered Oil / Crude slop	5,056

Exhibit C

TANK ID NUMBER	CURRENT SERVICE/PRODUCT	NOMINAL CAPACITY, BBLS

2-060	Toluene	9,846

2-061	Sweet Naphtha	10,096

2-062	Unifiner Charge Straight Run (Burner / Distillate)	9,970

2-063	Crude HSR	10,096

2-067	Crude LSR	10,093

2-070	Sub Grade No Lead Gas	32,608

2-071	Premium No Lead Gas	32,612

2-072	Crude	80,581

2-073	Crude	80,551

2-074	Crude	79,766

2-075	CokNap	80,278

2-100	LSR/LSG	41,978

2-101	Diesel	42,051

2-102	No Lead Gas	80,278

2-104	HSR (Sweet Naphtha)	54,749

2-105	Cat Gas Oil	54,954

TOTAL CAPACITY (58 TANKS)		1,723,856

Exhibit C